Exhibit 2(b).4

PROMISSORY NOTE

US$60,000,000	December 29, 2006

FOR VALUE RECEIVED, the undersigned, CDC GAMES CORPORATION, a Cayman Islands corporation (the “Purchaser”), hereby unconditionally promises to pay to the order of CHINA.COM CORP. LIMITED, a Hong Kong incorporated company (“Seller”) by wire transfer to such bank account as the Seller may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds to the Seller: (i) the sum of Sixty Million US Dollars (US$60,000,000), and (ii) interest on the principal balance remaining in accordance with the terms of this Promissory Note.

This Promissory Note is referred to in and was executed and delivered pursuant to Section 2.02(b) of the Stock Purchase Agreement by and among the Purchaser and the Seller dated November 17, 2006 (“Stock Purchase Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Stock Purchase Agreement.

Until this Promissory Note is repaid in full, the Purchaser will pay interest (less any applicable taxes) on the principal amount of the Promissory Note outstanding from time to time upon the date with effect from the date of issue down to and including the date that the Promissory Note is redeemed in full. Interest on the Promissory Note will be calculated on the basis of a 365 day year and will be payable at the rate per annum equal to 5%. If the Purchaser for no valid reason fails to pay the Seller any amount (whether principal or interest) due on this Promissory Note on the date on which such amount is due and payable, the Purchaser shall pay to the Seller penalty interest at a rate which is 2% per annum higher than the rate which applies (or would if it were principal apply) on such overdue amount from the date of such failure up to the date of actual payment (as well after as before judgment), calculated on a daily basis for so long as the amount remains unpaid.

Any part of this Promissory Note may be repaid or repurchased by the Purchaser to the Seller from time to time at the Purchaser’s discretion. Any part of this Promissory Note not previously repaid or repurchased by the Purchaser shall be repaid, together with accrued interest (less any applicable taxes) on June 28, 2008.

If payment hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and interest shall be payable thereon during such extension at the rate specified above. Checks, drafts or similar items of payment received by the Seller shall not constitute payment, but credit therefor shall, solely for the purpose of computing interest earned by the Seller, be given on the date the same is honored by the Seller’s depository bank and final settlement thereof is reflected by irrevocable credit to the Seller’s account in such bank. In no contingency or event whatsoever shall interest charged hereunder, however such interest may be characterized or computed, exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Seller has received interest hereunder in excess of the highest rate applicable hereto, the Seller shall promptly refund such excess interest to the Purchaser.

Presentment, protest and notice of nonpayment are hereby waived by the Purchaser.

The Purchaser’s calculation of any amount (including interest) due on this Promissory Note shall (except in the case of manifest error) be binding on the Seller and all persons claiming through or under them.

This Promissory Note shall be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of Hong Kong. Whenever possible each provision of this Promissory Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Promissory Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Promissory Note. Whenever in this Promissory Note reference is made to the Seller, or the Purchaser, such reference is made to include, as applicable, a reference to their respective successors and assigns. The provisions of this Promissory Note shall be binding upon and inure to the benefit of said successors and assigns. The Purchaser’s successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the Purchaser.

CDC GAMES CORPORATION

By:	/s/ Simon Wong
Name:	Simon Wong
Title:	Director

2